EXHIBIT 10.26

[*] CONFIDENTIAL TREATMENT REQUESTED.  CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement, including the exhibits attached hereto (together, the “Agreement”), is entered into by and between interWAVE Communications International Ltd. (“ICI”), a Bermuda corporation, interWAVE Advanced Communications, Inc. (“IACI”), a Delaware Corporation (ICI and IACI, collectively, “Interwave”), and Telos Engineering (Bermuda) Ltd. (“Telos”), an exempted limited liability company organized under the laws of Bermuda, effective as of October 10, 2002 (the “Effective Date”).

Recitals

A.          Interwave has entered into that certain Asset Purchase Agreement dated August 16, 2002 (the “APA”) with GBase Communications (“GBase”) to purchase certain assets, technology, and intellectual property rights of GBase; and

B.           Telos desires to acquire and Interwave is willing to provide a license and certain services pertaining to the technology and intellectual property purchased from GBase, on the terms and conditions set forth herein.

For good and valuable consideration, therefore, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           DEFINITIONS.  The terms defined below shall have the meanings set forth below for purposes of this Agreement:

“Acquisition Effective Date” shall mean the final closing date for the purchase of GBase’s assets by Interwave in accordance with the APA.

“Affiliate” with respect to a subject entity, means any entity fifty percent (50%) or more of whose voting shares (or other interest representing the right to make decisions) is now or hereafter beneficially owned or controlled, directly or indirectly, by such subject entity.  An entity shall be an Affiliate only so long as such beneficial ownership or control exists.

“GBase IPR” shall mean any and all patents, copyrights, trade secret rights, moral rights, and other intellectual property rights that are in existence as of the Acquisition Effective Date and that are owned by Interwave, or licensed to Interwave with a right to sublicense, solely as a result of Interwave’s purchase of GBase’s assets pursuant to the APA.  For avoidance of doubt, GBase IPR shall include intellectual property rights licensed to Interwave under the Milroute Agreement.

“Licensed IPR” shall mean (i) GBase IPR and (ii) subject to and conditioned upon payment of the Supplemental License Fee, Manufacturing IPR.  Licensed IPR shall not include any third party intellectual property for which Interwave does not have the right to sublicense hereunder, including, without limitation, intellectual property licensed from Qualcomm Incorporated pursuant to that certain Enterprise Infrastructure Equipment License Agreement between Qualcomm Incorporated and GBase dated November 22, 2000. For avoidance of doubt, Licensed IPR shall include intellectual property rights licensed to Interwave under the Milroute Agreement.

“Licensed Products” shall mean the IP-based 1xRTT base station products acquired by Interwave from GBase as further described in Exhibit A, any and all hardware, software, ASICs, components, and other parts thereof.

“Manufacturing IPR” shall mean (i) modifications, improvements, and additions to, and derivative works of, the Licensed Products and Technical Materials, and (ii) any and all patents, copyrights, trade secret rights, moral rights, and other intellectual property rights, in each case that are made, invented, created or otherwise obtained by Interwave after the Acquisition Effective Date pursuant to the Statement of Work (as defined in Section 4.2).  Manufacturing IPR shall not include any intellectual property rights (i) that were invented, created or otherwise obtained prior to the Acquisition Effective Date, or (ii) that are invented, created or otherwise obtained after the Acquisition Effective Date independently, and outside the scope, of the Statement of Work.

“Milroute Agreement” shall mean that certain License Agreement between Interwave and Milroute Technologies, Inc. dated August 16, 2002.

“Restricted Entities” shall mean [***], and any Affiliates of the foregoing entities.

“Sublicense Fees” shall mean the license issuance fees, running royalties, minimum royalties and other similar royalties or consideration received by Telos or due and payable to Telos in connection with sublicensing the rights granted hereunder to third parties. Sublicense Fees shall include other payments or consideration which are not identified in the applicable license agreement as a license issuance fee, running royalty, minimum royalty or other similar royalty to the extent that such payments or consideration are paid or owing in actual exchange for the sublicense rights granted by Telos to such third parties.

“Technical Materials” shall mean all technical information and documentation pertaining to the Licensed Products that are reasonably necessary for Telos to manufacture and sell Licensed Products, including without limitation any designs, ASICs, software source and object code, schematics, layouts, algorithms, mask works, circuit designs, specifications, technical drawings, prototypes, documentation, inventions, processes, formulae, or methods relating to the Licensed Products, and the GBase developed design, load test, and calibration tools for the Licensed Products.

2.           DILIGENCE; INITIAL MANUFACTURING AGREEMENT.

2.1           IP Diligence.  Commencing on October 11, 2002, and continuing through October 18, 2002, (the “IP Diligence Period”), Interwave will provide all cooperation, assistance, access to personnel, documents and other materials reasonably requested by Telos in order to assess whether: (i) the Licensed Products and Licensed IPR are owned or properly licensable by Interwave pursuant to valid and enforceable agreements with all relevant third parties; (ii) Interwave has all rights necessary, including rights to sublicense any third party licenses, to grant the rights licensed to Telos under this Agreement (the “Licensed Rights”); (iii) granting the Licensed Rights to Telos will put Interwave in breach of any agreements or understanding with any third parties; (iv) the exercise by Telos of any rights granted by Interwave will infringe any third party’s intellectual property rights; and (v) there are any claims, allegations, or proceedings alleging that the Licensed Products infringe any third party’s intellectual property rights, or any bases for any such claims or allegations.

2.2           Initial Manufacturing Agreement.  For a period of thirty (30) days after the Effective Date, the parties will negotiate in good faith effort to agree upon terms and conditions of a separate OEM agreement pursuant to which Interwave will manufacture and provide to Telos certain components of the Licensed Products that are subject to rights granted to Interwave from Qualcomm Incorporated (the “Initial OEM Agreement”).  The Initial OEM Agreement will include mutually agreed upon terms and conditions, which shall include at a minimum (i) commercially reasonable terms and conditions for a product in a stage of development similar to that of the Licensed Products, (ii) that for twelve months after the Effective Date, the price charged to Telos for such components will not exceed Interwave’s fully burdened costs plus [***], and (iii) that from the end of the twelve month period described in (ii) above, through the following eighteen  month period of the Initial OEM Agreement, the price charged to Telos for such components will not exceed Interwave’s fully burdened costs plus [***].  Interwave’s fully burdened costs will be defined in the Initial OEM Agreement.

3.           GRANT OF RIGHTS; DELIVERY; SUPPORT

              3.1           License Grant.  Subject to and conditioned upon Telos’ payment of the Initial License Fee in accordance with Section 5.1, Interwave hereby grants to Telos a perpetual,

irrevocable (except as set forth in Section 9.5), non-exclusive, worldwide, royalty free license under the Licensed IPR to use, develop, make, have made, copy, modify, create derivatives of, offer to sell, sell, distribute, export and import the Licensed Products and the Technical Materials.  The foregoing license shall also include the Manufacturing IPR, subject to and conditioned upon payment of the Supplemental License Fee in accordance with Section 5.2.  Interwave also covenants not to bring any claim against Telos based on any allegation that Telos’ use, manufacture, copying, modification, marketing, sale, distribution, export and/or import of the Licensed Products and/or the Technical Materials, as they exist as of the Acquisition Effective Date or as modified pursuant to the Statement of Work (as defined in Section 4.2), infringes any Interwave patents or patent rights; provided that Telos does not bring any claim against Interwave based on any allegation that Interwave’s use, manufacture, copying, modification, marketing, sale, distribution, export and/or import of the Licensed Products and/or the Technical Materials as they exist as of the Acquisition Effective Date or as modified pursuant to the Statement of Work (as defined in Section 4.2), infringes any Telos patents or patent rights.

3.2           Sublicensing Rights.  From the Effective Date through March 31, 2004, the rights and licenses granted to Telos hereunder shall not include the right to sublicense rights to manufacture Licensed Products, except to Telos’ parent and any Affiliates of Telos’ parent and to subcontractors and contract manufacturers for purposes of manufacturing Licensed Products on Telos’ behalf.  For a period of three (3) years following the Acquisition Effective Date, the rights and licenses granted to Telos hereunder shall not include the right to sublicense any Restricted Entities to manufacture Licensed Products.  For the avoidance of doubt, nothing herein will prevent or restrict Telos from selling Licensed Products to any third party, including without limitation to a Restricted Entity.  Except as set forth in this Section 3.2, Telos shall have unrestricted rights to sublicense the rights and licenses granted in Section 3.1, by any means now known or developed in the future, through multiple tiers of distribution, including without limitation resellers, distributors, VARS and OEMs.

              3.3           Technical Materials.  Upon October 31, 2002, at a time and place and in a manner and format to be mutually agreed, Interwave will deliver to Telos copies of all Technical Materials pertaining to the Licensed Products that were acquired from GBase in tangible form pursuant to the APA.   Interwave shall only be obligated to deliver third party Technical Materials to the extent it has the right to do so.  For avoidance of doubt, Interwave will provide any Technical Materials pertaining to technology licensed to Interwave under the Milroute Agreement.

              3.4           Documentation; Technical Support.  After Telos pays the Initial License Fee, Interwave will work with Telos in good faith to develop and provide to Telos complete technical documentation for the Licensed Products within six (6) weeks after such payment.  During such six week period, Interwave will allow reasonable access to Interwave’s facilities and personnel working on the documentation for up to four (4) of Telos’ technical personnel to enable them to participate in documenting the Licensed Products and to obtain knowledge and know how pertaining to the Technical Materials and Licensed Products.  The final documentation delivered to Telos shall be deemed part of the Technical Materials.  After delivery of the final documentation and through February 28, 2003, Interwave will provide up to one hundred and fifty (150) hours of technical support, via telephone, email, and any other mutually agreed medium, for any technical questions related to the Licensed Products and the Technical Materials, at no charge Telos.  Thereafter and through December 31, 2003, Interwave will provide technical support reasonably requested by Telos on a time and materials basis at Interwave’s fully burdened costs, expenses and materials costs, as mutually agreed in advance of Interwave’s incurring such costs and expenses.

              3.5           Ownership.  Interwave and its licensors shall retain ownership of all right, title, and interest in and to the Licensed Products, Licensed IPR, and Technical Materials, and in any modifications, updates, improvements, additions, and derivative works thereof that are created by or for Interwave, and all intellectual property rights therein.  Subject to Interwave’s and its licensors’ ownership of the underlying intellectual property, Telos shall retain ownership of all right, title, and interest in and to any modifications, improvements, additions, and derivative works of the Licensed Products, Licensed IPR, Technical Materials, and Manufacturing IPR that are created by or for Telos (other than Manufacturing IPR created or developed pursuant to the Statement of Work), and all intellectual property rights therein.  Except as expressly set forth in this Agreement, nothing in this Agreement shall be construed as granting to either party, by implication, estoppel or otherwise, any ownership of, or license to, any intellectual property rights of the other party.

4.           MANUFACTURING SUPPORT

              4.1           Interwave Manufacturing Audit Report.  No later than November 15, 2002, Interwave will deliver to Telos a complete copy of a report to be prepared by or for Interwave assessing the following aspects of the Licensed Products:  (i) manufacturability and estimated manufacturing cost (by part/component); and (ii) steps needed to make the Licensed Products ready for manufacturing and distribution to the public, including without limitation government and industry standards compliance issues (the “Manufacturing Audit Report”).

              4.2           Statement of Work; Manufacturing Acceptance Criteria.  Between the date that Interwave delivers the Manufacturing Audit Report to Telos and December 1, 2002, the parties will mutually engage in a good faith effort to agree upon a statement of work for non-recurring engineering to be completed by Interwave and setting forth at least the following: (i) any non-recurring engineering necessary to modify the Licensed Products as acquired from GBase in order to ready them for manufacturing and release to the general public in accordance with general industry manufacturing and governmental standards for similar products; (ii) a specific timeline and set of milestones for Interwave to complete that engineering; (iii) a complete set of engineering requirements for the final deliverables once that engineering is completed; (iv) a complete set of acceptance criteria to be used to certify that such engineering is complete and that the final deliverables conform to the engineering requirements (the “Manufacturing

Acceptance Criteria”); and (v) procedures for addressing any changes in engineering requirements or scope  (collectively, the “Statement of Work”).   One deliverable specified in the Statement of Work, if any, will be a complete bill of materials for each of the Licensed Products, including at least the source or sources of each component and each subpart thereof (if any), and the current cost for each such component. If the parties are unable to agree upon a Statement of Work by December 1, 2002, then either party may terminate this Section 4 and Section 5.2 in accordance with Section 9.3.

              4.3           Initial Non-Recurring Engineering.  If the parties have agreed to the Statement of Work, then commencing upon the start date set forth in the Statement of Work, Interwave will perform the non-recurring engineering and develop the Manufacturing IPR in accordance with the schedule and milestones set forth therein, at no additional charge to Telos (other than the Supplemental License Fee, as defined in Section 5.2).  Interwave shall solely own all Manufacturing IPR created or developed pursuant to the Statement of Work.

              4.4           Telos Property.  During the term of this Agreement, Telos may provide equipment, designs, materials, software and other property of Telos (collectively “Telos Property”) to Interwave for its use in fulfilling its obligations hereunder.  All Telos Property furnished to Interwave by Telos shall (i) be clearly marked or tagged as the property of Telos; (ii) be used only to provide the non-recurring engineering services or manufacturing services described in this Agreement to Telos and Telos’ authorized subcontractors, if any; (iii) be kept free of liens and encumbrances; and (iv) be kept separate from other materials, tools, or property of Interwave.  Telos shall retain all rights, title and interest in the Telos Property, and Interwave shall treat and maintain the Telos Property with the same degree of care as Interwave uses with respect to its own valuable equipment, but in no event with less than a reasonable degree of care for equipment of a similar kind and importance.

              4.5           Project Managers. Each party has appointed a single project manager (“Project Manager”).  The names, addresses and telephone and fax numbers of the Project Managers are attached to this Agreement as Exhibit B.  The Project Managers shall act as liaisons between the parties with respect to their respective performance of this Agreement.  In the event that either party appoints a new Project Manager, such party will promptly notify the other.

5.           FEES AND PAYMENTS

              5.1           Initial License Fee.  In consideration for the rights granted in Section 3 above, and provided that neither party has terminated this Agreement in accordance with Sections 9.2, Telos shall pay to IACI upon delivery of the Technical Materials in accordance with Section 3.3 an initial license fee of two million dollars ($2,000,000) (the “Initial License Fee”).

5.2           Supplemental License Fee.  If neither party has terminated the Agreement prior to final delivery of the deliverables described in the Statement of Work (as defined in Section 4.2), then subject only to verification at Interwave’s facilities that the deliverables set forth in the

Statement of Work meet the Manufacturing Acceptance Criteria (as defined in Section 4.2), Telos will pay to IACI a supplemental license fee of [***] (the “Supplemental License Fee”).  Upon payment of the Supplemental License Fee, Interwave will deliver to Telos the Manufacturing IPR and other deliverables set forth in the Statement of Work.

5.3           Contingent Liability Payments.  In the event that, pursuant to the APA executed between Interwave and GBase, after the Acquisition Effective Date Interwave is required to pay to GBase shareholders any cash and/or stock payments in addition to the initial acquisition price, in order to cover changes in the value of Interwave’s securities between the Acquisition Effective Date and December 31, 2003, then Telos will pay to IACI [***] of any such required payments that are actually made by IACI, by wire transfer and at the same time as such payments are made by IACI, up to a maximum of cumulative payments from Telos of [***] (the “Contingent Liability Payments”).  Such payments shall be made within thirty (30) days of receipt of notice from Interwave that Interwave is required to make such an additional payment to GBase shareholders.

5.4           Sublicense Royalty.  In the event that Telos sublicenses rights to manufacture or sell Licensed Products to any entity other than (i) Telos’ parent and any Affiliates of Telos’ parent, and (ii) subcontractors and contract manufacturers for purposes of manufacturing or selling Licensed Products on Telos’ behalf, Telos shall pay to Interwave the following:  (i) from  April 1, 2004 through September 31, 2005, [***] of any Sublicense Fees received by Telos or due and payable to Telos during that period; and (ii) from October 1, 2005, through September 31, 2006, [***] of any Sublicense Fees received by Telos or due and payable to Telos during that period.  After [***], Telos will no longer be required to pay any further Sublicense Fees.

(a)           Reporting and Payment.  During the period from April 1, 2004 through September 31, 2006 (“Fee Sharing Period”), Telos shall notify Interwave in writing each time it enters into a sublicense agreement for which Sublicense Fees apply, within five (5) days after entering into each such agreement.  During the Fee Sharing Period, Telos shall provide reports to Interwave no later than five (5) days prior to the last day of each calendar quarter (the last day of each calendar quarter being March 31, June 30, September 30, and December 31), which shall set forth the amount of Sublicense Fees received by Telos or due and payable to Telos during the three calendar months preceding the month in which such report is due.   Interwave’s percentage share of Sublicense Fees shall be due and payable no later than five (5) days prior to the last day of each calendar quarter, and shall accompany such reports.  Interwave will have the right, at its own expense, to have an independent auditor inspect and audit Telos’ relevant books and records to verify the accuracy of payments under this Section 5.4. Such audits shall take place no more than two times per calendar year, upon no less than thirty (30) days written notice to Telos, during Telos’ standard business hours.  The auditor shall report to Interwave only the results of such audits, and shall not reveal any confidential information of Telos or the identities of any Telos sublicensees.  If any such audit should disclose a shortfall of more than five percent (5%), Telos shall pay for the shortfall and the reasonable costs and expenses of such audit (including fees paid to the auditor).  Late payments shall accrue interest at the prime rate as reported by the Wall Street Journal on the day such payment is due plus two percent (2%) or the maximum rate permitted by law, if less.

5.5           Expenses; Third Party License Fees.  Except as otherwise explicitly set forth in this Agreement, each party shall bear its own costs and expenses for any work required to fulfill its obligations hereunder.  Interwave shall pay any and all license fees and royalties, if any, with respect to any third party intellectual property sublicensed to Telos hereunder.

              5.6           Taxes.  The amounts paid pursuant to this Agreement are not subject to sales tax, use tax, or value added tax.  All items of tax, tariffs, and fees based in whole or in part on the income of a party shall be the sole responsibility of such party.

5.7           Currency.  All fees are calculated and payable to Interwave in United States Dollars.

                5.8       Non-Refundability of Payments.  All amounts payable by Telos under this Agreement shall be non-refundable. In no event shall Telos have any right to have any amount paid by Telos hereunder refunded, credited or offset against any other amount due under this Agreement or any other agreement.

6.             REPRESENTATIONS AND WARRANTIES

              6.1           Representations and Warranties of Interwave.  Interwave hereby represents and warrants to Telos as follows:  (a) Interwave has the full power and authority to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights and licenses granted to Telos in this Agreement; and (b) to Interwave’s actual knowledge, there are no pending claims or actions as of the Effective Date alleging that the Licensed Products infringe any intellectual property rights of a third party.

              6.2           Representations and Warranties of Telos.  Telos hereby represents and warrants to Interwave that Telos has the full power and authority to enter into this Agreement and to carry out its obligations under this Agreement.

              6.3           Disclaimer of Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS SECTION 6, THE PARTIES EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  AS SOME JURISDICTIONS DO NOT ALLOW LIMITATIONS ON IMPLIED WARRANTIES, THE ABOVE DISCLAIMERS AND LIMITATIONS SHALL ONLY APPLY TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

7.           CONFIDENTIALITY

7.1           Confidential Information.  “Confidential Information” is all information (i) identified in written or oral format by the Disclosing Party as confidential, trade secret or proprietary information, and, if disclosed orally, summarized in written format within thirty (30) days of disclosure, or (ii) the Receiving Party knows or has reason to know is confidential, trade secret or proprietary information of the Disclosing Party. “Disclosing Party” is the party disclosing Confidential Information. “Receiving Party” is the party receiving Confidential Information.

              7.2           Exclusions.  The Receiving Party shall have no obligation with respect to information which (i) was rightfully in possession of or known to the Receiving Party without any obligation of confidentiality prior to receiving it from the Disclosing Party; (ii) is, or subsequently becomes, legally and publicly available without breach of this Agreement; (iii) is rightfully obtained by the Receiving Party from a source other than the Disclosing Party without any obligation of confidentiality; (iv) is developed by or for the Receiving Party without use of the Confidential Information and such independent development can be shown by documentary evidence; (v) becomes available to the Receiving Party by wholly lawful inspection or analysis of products offered for sale; or (vi) is disclosed by the Receiving Party pursuant to a valid order issued by a court or government agency, provided that the Receiving Party provides the Disclosing Party (a) prior written notice of such obligation and (b) the opportunity to oppose such disclosure or obtain a protective order.

7.3           Confidentiality Obligation.  For a period of five (5) years after initial disclosure, Receiving Party shall not use or disclose any of the other party’s Confidential Information except to the extent reasonably necessary to exercise its rights or perform its obligations under this Agreement.  Receiving Party shall use the same degree of care to protect the Confidential Information of the Disclosing Party as it takes with respect to its own Confidential Information of like or similar importance, but in no event less than reasonable care.

7.4           Disclosure of Agreement.  Each party shall keep the existence and terms of this Agreement confidential unless disclosure is agreed to by the other party; provided that each party shall have the right to disclose the existence and terms of this Agreement without such agreement (a) to the party’s attorneys, advisors, or investors, (b) to the extent required by law, (c) in connection with financing activities, securities filings or SEC filings, or (d) in connection with a merger or acquisition or proposed merger or acquisition, or the like.

8.           LIMITATION OF LIABILITY

EXCEPT FOR LIABILITY ARISING FROM BREACH OF THE PARTIES’ RESPECTIVE WARRANTIES UNDER SECTION 6 OR CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE

OTHER UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT.

9.           TERM AND TERMINATION

              9.1           Term.  This Agreement shall remain in effect from the Effective Date and until terminated by either party in accordance with this Section 9.

              9.2           Termination During IP Diligence Period.  Telos may terminate this Agreement upon written notice to Interwave at any time between the Effective Date and the end of the day on October 18, 2002, if: (i) Interwave does not provide the cooperation, assistance, access to personnel, documents and other materials described in Section 2.1; or (ii) as a result of the due diligence described in Section 2.1, Telos reasonably concludes that Interwave lacks sufficient rights in or title to the Licensed Products, Licensed IPR, and Technical Materials to enable Telos to exercise the rights granted herein without risk of claims by third parties.  In the event of termination under this Section 9.2, the parties shall have no further rights, obligations, or liability under this Agreement.

              9.3           Termination for Failure to Agree to Statement of Work.  In the event that the parties are unable to agree to the Statement of Work described in Section 4.2 by December 1, 2002, either party may terminate Sections 4.2, 4.3, and 5.2 (together, not individually) upon written notice to the other.  Any such termination will be effective upon December 1, 2002.  Except for rights and obligations set forth in those Sections, all other rights and obligations under this Agreement shall survive termination under this Section 9.3.

              9.4           Termination for Failure to Make Final Delivery.  In the event that Interwave does not or cannot deliver the final deliverables specified in the Statement of Work (as defined in Section 4.2) or the final deliverables do not conform to the Manufacturing Acceptance Criteria after the final acceptance testing set forth in the Statement of Work, then Telos may terminate Sections 4.2, 4.3, and 5.2 (together, not individually) upon written notice to Interwave.  Except for rights and obligations set forth in those Sections, all other rights and obligations under this Agreement shall survive termination under this Section 9.4.

              9.5           Termination for Failure to Make Contingent Liability Payments.  In the event that Telos materially breaches any obligation to make Contingent Liability Payments in accordance with Section 5.3, the parties will enter into an expedited arbitration proceeding pursuant to Section 10.12.  If such arbitration results in a judgment that Telos breached its obligations to make any Contingent Liability Payments, and Telos does not cure any such breach within thirty (30) days of such adverse judgment, then Interwave may terminate this Agreement upon written notice to Telos and revoke any license rights granted by Interwave hereunder.  In the event of termination under this Section 9.5, Sections 1, 3.5, 4.4, 5.5, 5.6, 6, 7, 8, 9 and 10 shall survive

              9.6           Termination for Cause.  This Agreement may be terminated by a party for cause immediately upon the occurrence of and in accordance with the following:

                              (a)           Insolvency Event.  Either party may terminate this Agreement by delivering written notice to the other party upon the occurrence of any of the following events: (i) a receiver is appointed for either party or its property; (ii) the other party makes a general assignment for the benefit of its creditors; (iii) the other party commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor’s relief law, which proceedings are not dismissed within sixty (60) days; or (iv) the other party is liquidated or dissolved.

                              (b)           Default.  Either party may terminate this Agreement effective upon written notice to the other if the other party violates any covenant, agreement, representation or warranty contained herein in any material respect or defaults or fails to perform any of its obligations or agreements hereunder in any material respect, which violation, default or failure is not cured within thirty (30) days after notice thereof from the non-defaulting party stating its intention to terminate this Agreement by reason thereof.

In the event of termination under this Section 9.6, Sections 1, 3.1, 3.2, 3.5, 4.4, 5, 6, 7, 8, 9 and 10 shall survive termination or expiration of this Agreement.  Notwithstanding anything to the contrary in this Agreement, in the event of any termination of this Agreement all end-user licenses granted by Telos in connection with Licensed Products sold prior to such termination shall remain in effect.

10.         MISCELLANEOUS

              10.1         Force Majeure.  Except for payment of money, neither party shall be liable to the other for delays or failures in performance resulting from causes beyond the reasonable control of that party, including, but not limited to, acts of God, labor disputes or disturbances, material shortages or rationing, riots, acts of war, governmental regulations, communication or utility failures, or casualties.

              10.2         Compliance with Laws. Each party warrants that in performance of work under this Agreement it shall comply with all applicable federal, state, local laws and ordinances now or hereafter enacted.

              10.3         Import and Export.  Interwave shall provide all information under its control which is necessary or useful for Telos to obtain any export or import licenses required for Telos to receive the Technical Materials. This information is to be provided within ten (10) business days of Telos’ request.  The parties agree to comply with all applicable export laws and regulations of the United States.

              10.4         Relationship of Parties.  The parties are independent contractors under this Agreement and no other relationship is intended, including a partnership, franchise, joint venture, agency, employer/employee, fiduciary, master/servant relationship, or other special relationship.  Neither party shall act in a manner that expresses or implies a relationship other than that of independent contractor, nor bind the other party.

              10.5         No Third Party Beneficiaries.  Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Telos and Interwave any rights, remedies or other benefits under or by reason of this Agreement.

              10.6         Equitable Relief.  Each party acknowledges that a breach by the other party of any confidentiality or proprietary rights provision of this Agreement may cause the non-breaching party irreparable damage, for which the award of damages would not be adequate compensation.  Consequently, the non-breaching party may institute an action to enjoin the breaching party from any and all acts in violation of those provisions, which remedy shall be cumulative and not exclusive, and a party may seek the entry of an injunction enjoining any breach or threatened breach of those provisions, in addition to any other relief to which the non-breaching party may be entitled at law or in equity.

              10.7         Notices.  Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by first class mail (registered or certified), to the other party.  Notices will be deemed effective (i) three (3) working days after deposit, postage prepaid, if mailed, (ii) the next day if sent by overnight mail, or (iii) the same day if sent by facsimile and confirmed as set forth above.  Notices shall be sent in accordance with the following contact information, or any updated contact information provided by written notice in accordance with this Section 10.7:

Telos Engineering (Bermuda) Ltd.	InterWAVE Communications International Ltd.
Clarendon House	312 Constitution Drive
2 Church Street	Menlo Park, California 94025
Hamilton HM CX, Bermuda	Attn: Priscilla Lu, CEO
Attn: Chief Executive Officer	Copy to Attn: Robin Foor, VP
With a Copy To:	Fax: 650-321-6270
Telos Technology (Canada) Inc.	Copy to Fax: 650-321-6381
4600 Jacombs Road, Suite 120
Richmond, BC
V6V 3 B1 Canada
Attn: Chief Executive Officer
Copy to Attn: Chief Counsel
Fax: 604-303-8559

              10.8         Assignment.  Neither party shall have the right to assign this Agreement without the consent of the other party, provided, however, that each party shall have the right to assign this Agreement without the consent of the other party to an entity that acquires all or substantially all of its stock or assets, whether by way of merger, acquisition, operation of law or otherwise.  Notwithstanding the foregoing, for a period of three (3) years after the Acquisition Effective Date, this Agreement may not be assigned by Telos to any Restricted Entity without Interwave’s prior written consent.  Subject to the foregoing, the rights and liabilities of the parties under this Agreement will bind and inure to the benefit of the parties’ respective successors and permitted assigns.

              10.9         Waiver and Modification.  Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.  Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the parties.

              10.10       Severability.  If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

              10.11       Controlling Law.  This Agreement and any action related thereto shall be governed, controlled, interpreted and defined by and under the laws of the State of California and the United States, without regard to the conflicts of laws provisions thereof.  The parties specifically disclaim the UN Convention on Contracts for the International Sale of Goods.

              10.12       Dispute Resolution.  In the event that there is a dispute arising out of or relating to this Agreement, including without limitation the interpretation, making, performance, breach or termination thereof, the dispute shall be finally settled by binding arbitration in San Francisco, California under and in accordance with the Judicial Arbitration and Mediation Service (JAMS) Rules, by a single arbitrator who is a retired judge.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction in San Francisco County, California for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Section 10.12 and without any abridgment of the powers of the arbitrator.  The costs of the arbitration, including administrative and arbitrator’s fees, shall be shared equally by the parties.  Each party shall bear the cost of its own attorneys’ fees and expert witness fees.  The arbitrator shall be selected by mutual agreement within ten (10) days of the notice of arbitration. If no agreement is reached as to the selection of the arbitrator within ten (10) days, then JAMS shall select one retired judge to serve as the arbitrator.

              10.13       Headings.  Headings used in this Agreement are for ease of reference only and shall not be used to interpret any aspect of this Agreement.

              10.14       Entire Agreement.  This Agreement, including all exhibits that are incorporated herein by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter.

              10.15       Counterparts.  This Agreement may be executed in two counterparts, each of which shall be an original and together which shall constitute one and the same instrument.

              10.16       Basis of Bargain.  EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

(Remainder of this page intentional left blank.

The signatures of the parties appear on the next succeeding page.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons duly authorized as of the date and year first above written.

TELOS ENGINEERING (BERMUDA) LTD.		INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD.

By:	/s/ JACK MAR	By:	/s/ PRISCILLA LU

Name: Jack Mar		Name: Priscilla Lu

Title: Chief Executive Officer		Title: Chief Executive Officer

Date: October , 2002		Date: October , 2002

INTERWAVE ADVANCED COMMUNICATIONS, INC.

		By:	/s/ PRISCILLA LU

Name: Priscilla Lu

Title: Chief Executive Officer

Date: October , 2002

TABLE OF EXHIBITS

EXHIBIT A -	DESCRIPTION OF LICENSED PRODUCTS
EXHIBIT B -	PROJECT MANAGERS

EXHIBIT A

DESCRIPTION OF LICENSED PRODUCTS

The Licensed Products will include the following 1xRTT products:

1.	IP pico-BSS (Indoor and Outdoor)
2.	IP micro-BSS
3.	Windows NT/PC based PDSN
4.	Sun/cPCI Form Factor PDSN
5.	GBase developed design, load test, and calibration test tools for the foregoing.

EXHIBIT B

PROJECT MANAGERS

Telos:                     Colin Quon

Interwave: